Exhibit 5.1

May 28, 2013

Callon Petroleum Company

200 North Canal Street

Natchez, Mississippi 39120

Ladies and Gentlemen:

We have acted as counsel for Callon Petroleum Company, a Delaware corporation (the “Company”), in connection with the sale by the Company of 1,578,948 shares of 10.00% Series A Cumulative Preferred Stock, par value $0.01 per share (the “Shares”), pursuant to that certain Underwriting Agreement, dated May 22, 2013 (the “Underwriting Agreement”), with Janney Montgomery Scott LLC, Sterne, Agee & Leach, Inc. and MLV & Co. LLC as representative of the underwriters named therein (collectively the “Underwriters”).

In connection with the rendering of the opinions hereinafter set forth, we have examined (i) the originals or copies, certified or otherwise identified, of the certificate of incorporation and bylaws, each as amended to date, of the Company (the “Charter Documents”); (ii) the shelf Registration Statement on Form S-3 (Registration No. 333-176811) which became effective on February 17, 2012 (the “Registration Statement”); (iii) the prospectus included in the Registration Statement (the “Base Prospectus”) dated February 17, 2012; (iv) the final prospectus supplement to said prospectus, dated May 22, 2013, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (v) the Company’s Certificate of Designations (the “Certificate of Designations”), and (vi) certificates of certain public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Certificate of Designations has been filed with the Secretary of State of the State of Delaware (the “SOS”) and the SOS has issued a certificate of amendment with respect thereto; (v) the certificate evidencing the Shares has been registered by the transfer agent and registrar of the Shares; and (vi) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and all Shares will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the Prospectus.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares, when issued by the Company and paid therefore by the Underwriters, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications and exceptions:

In rendering the opinions, we have assumed that, at the time of the sale of the Shares, (i) the resolutions of the Board of Directors or similar governing body, as reflected in the minutes and proceedings of the Company, will not have been modified or rescinded and (ii) there will not have occurred any change in the laws affecting the authorization, execution, delivery, issuance, sale, ranking, validity or enforceability of the Shares.

The opinions expressed herein are limited to the federal laws of the United States of America, and, to the extent relevant to the opinions expressed herein, the Delaware General Corporation Law, and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the Delaware General Corporation Law and such provisions of the Delaware Constitution (the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to the laws of any jurisdiction other than the Opined on Law or as to the effect of any such laws on the opinions herein stated. The opinions expressed herein are rendered only to you in connection with the Registration Statement. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof. The opinions expressed herein may not be relied upon by you for any other purpose, or be furnished to, quoted to or relied upon by any other person, firm or corporation or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP

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